UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): February 25, 2011 (February 21, 2011)
Universal Biosensors, Inc.
(Exact Name of Issuer as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	000-52607 (Commission File Number)	98-0424072 (I.R.S. Employer Identification Number)

1 Corporate Avenue, Rowville, 3178, Victoria Australia (Address of Principal Executive Offices)	Not Applicable (Zip Code)
+61 3 9213 9000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(c) On February 24, 2011, Universal Biosensors, Inc. (the “Company”) announced that Paul Wright has been appointed as Chief Executive Officer of the Company effective on March 1, 2011 (the “Effective Date”). Additionally, Mr. Wright has been appointed as Chief Executive Officer of the Company’s wholly-owned operating subsidiary, Universal Biosensors Pty Ltd (“UBP”) as of the Effective Date. Andrew Denver will continue to act as Interim Chief Executive Officer of the Company for a transitional period following Mr. Wright’s commencement as Chief Executive Officer on the Effective Date. A copy of the Company’s press release announcing Mr. Wright’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference. As discussed below, Mr. Wright will also join the Company’s Board of Directors effective on the Effective Date.
Mr. Wright, age 46, has experience as Chief Executive Officer with two global technology companies and extensive experience in international management consulting and commercial development with a focus on manufacturing industries. Between 2008 and 2011, Mr. Wright acted as a company director for two Australian private companies (Metallic Waste Solutions Pty Ltd and Comcater Pty Ltd). From 2006, Mr. Wright was Chief Executive Officer of Vision BioSystems, a major subsidiary of Vision Systems Limited, which develops, manufactures and markets diagnostic instruments and consumables worldwide. Following the acquisition of Vision Systems Limited by Danaher Corporation in 2006, Mr. Wright worked for Danaher Corporation to assist with the integration of Vision Systems into the new parent until 2007. From 1999 to 2006, Mr. Wright was Chief Executive Officer of Invetech, a leading international product development consultancy. Prior to this, between 1995 and 1998, Mr. Wright was General Manager Commercial Development for TNT Logistics Asia Pte. Ltd. Between 1987 and 1995, Mr. Wright worked for Bain & Company. Mr. Wright holds a Masters degree in Aeronautical Engineering from the University of Cambridge, a Diploma in Production Methods & Management from the University of Cambridge and has studied Corporate Finance at the London Business School. Mr. Wright is a Fellow of the Australian Institute of Company Directors.
In connection with Mr. Wright’s appointment to serve as the Chief Executive Officer of the Company and UBP, on February 21, 2011, Mr. Wright executed a letter agreement with UBP (the entity that employs all of the employees of the Company and UBP) (the “Wright Employment Agreement”). The following description of the Wright Employment Agreement is qualified in its entirety by reference to the Wright Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Pursuant to the Wright Employment Agreement, Mr. Wright will earn a salary of A$400,000 per year plus superannuation, subject to increases at the discretion of UBP. The superannuation entitlements will be in accordance with applicable Australian legislation and UBP policies. Additionally, Mr. Wright will be awarded a performance related bonus of up to 25% of his annual salary subject to meeting an agreed upon set of key performance indicators, which will be determined by the Remuneration and Nomination Committee annually. Subject to the receipt of shareholder approval, the Company will grant to Mr. Wright 2,300,000 market price employee options to acquire shares of Company common stock pursuant to the terms of the Company’s Employee Option Plan.
The Wright Employment Agreement provides that either party may terminate the employment by giving six months written notice to the other party. UBP may terminate Mr. Wright’s employment for cause without notice.
Mr. Wright is entitled to leave in accordance with applicable law and regulations and UBP’s policies. Additionally, Mr. Wright is entitled to public holidays in Victoria, Australia without loss of pay.
The Wright Employment Agreement provides for standard confidentiality, intellectual property and record retention provisions. During Mr. Wright’s employment and for a period of three months after the termination of his employment, Mr. Wright is prohibited from participating in any business or activity which is the same as, or substantially similar to, the business of UBP or its associates, unless UBP otherwise agrees in writing. Additionally, during Mr. Wright’s employment and for a period of twelve months after termination of his employment, Mr. Wright is prohibited from soliciting employees and customers of UBP and interfering with the relationship between UBP and its customers, suppliers and employees.
(d) On February 24, 2011, the Company Board of Directors elected Mr. Wright to serve as a director of the Company effective on the Effective Date. Mr. Wright is not expected to serve on any committee of the Board, and he will not receive any compensation for his service as a director. Other than the Wright Employment Agreement and an Indemnification Agreement between Mr. Wright and the Company (in the same form as the Company has entered into with each of its other directors and certain officers), there is no arrangement or understanding between Mr. Wright and any other person pursuant to which he was selected as a director.

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits

Exhibit
Number	Description
10.1	Letter Agreement executed February 21, 2011 between Universal Biosensors Pty Ltd and Paul Wright (filed herewith).
99.1	Press Release dated February 24, 2011 (filed herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL BIOSENSORS, INC.
Date: February 25, 2011	By:	/s/ Salesh Balak
		Name:	Salesh Balak
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Letter Agreement executed February 21, 2011 between Universal Biosensors Pty Ltd and Paul Wright (filed herewith).
99.1	Press Release dated February 24, 2011 (filed herewith).